UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
May 13, 2008
LIMELIGHT NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
2220 W. 14th Street
Tempe AZ 85281
(Address of principal executive offices, including zip code)
(602) 850-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On May 14, 2008, Mark A. Jung resigned from his position as a member of the Board of Directors of Limelight Networks, Inc. (the “Company”) and as a member of the Compensation Committee and the Nominating and Governance Committee of the Company’s Board of Directors, effective as of such date.
(e) On May 13, 2008, the Compensation Committee of the Company’s Board of Directors (the “Committee”) granted restricted stock unit awards to certain of the Company’s executive officers in connection with the Committee’s annual review of executive officer compensation. These incentives involved either (1) the award of new restricted stock units or (2) in the case of two executive officers, the exchange of a portion of such officer’s outstanding options for new restricted stock units at a ratio of one restricted stock unit for every two shares subject to the exchanged options.
     On May 13, 2008, the Committee also awarded certain of the Company’s executive officers retention bonuses in connection with the Board’s annual review of executive officer compensation. The retention bonuses for each of the executive officers, other than Mr. Hatfield, will be paid on February 1, 2009, provided that such executive officer remains employed through such date. Mr. Hatfield’s retention bonus will be paid in equal quarterly installments, beginning in May 2008, on the condition that the Company has met certain sales targets in the preceding quarter, and provided that Mr. Hatfield remains employed through each payment date. The Committee will establish these sales targets from time to time.
     The following table summarizes these compensation arrangements:

Name	Equity Award	Retention Bonus
Jeffrey W. Lunsford President, Chief Executive Officer and Chairman	No new equity awards at this time.	No retention bonus at this time.

Nathan F. Raciborski Co-Founder, Chief Technical Officer and Director	Grant of 337,500 restricted stock units.	$160,000

Michael M. Gordon Co-Founder and Chief Strategy Officer	Grant of 200,000 restricted stock units.	$60,000

Matthew Hale Chief Financial Officer	No new equity awards at this time.	$45,000

David M. Hatfield Senior Vice President of Worldwide Sales, Marketing and Services	Grant of 337,500 restricted stock units in exchange for the cancellation of options for the purchase of an aggregate of 675,000 shares of common stock.	$160,000

Philip C. Maynard Senior Vice President, Chief Legal Officer and Secretary	Grant of 100,000 restricted stock units in exchange for the cancellation of options for the purchase of an aggregate of 200,000 shares of common stock.	$75,000
     Each of the above restricted stock unit awards, other than Mr. Hatfield’s, vests on the following schedule, subject to the individual continuing to be an employee of the Company through each relevant vesting date: one-sixth (1/6th) of the restricted stock units subject to the restricted stock unit grant will vest on December 1, 2008, and one-sixth (1/6th) of the restricted stock units subject to the restricted stock unit grant will every six (6) months thereafter, such that all restricted stock units granted in connection with this offer will be vested no later than June 1,

2011. Mr. Hatfield’s restricted stock unit award vests according to the above schedule with respect to 318,750 restricted stock units, and the remainder of his award vests according to the achievement of certain sales milestones.
     In addition, on May 13, 2008, the Committee approved a six-month extension (through November 30, 2008) of an expense reimbursement arrangement with Philip C. Maynard, originally described in his employment agreement with the Company, whereby the Company reimburses Mr. Maynard for travel expenses and up to $2,000 per month in housing expenses associated with his travel to the Company’s headquarters in Tempe, Arizona from his permanent home in Southern California.
Item 8.01 Other Events
     On May 13, 2008, the Committee approved the final terms of a tender offer pursuant to which the Company will offer to exchange eligible stock options held by employees of the Company, other than senior executive officers, for restricted stock units. The Company will file a Tender Offer Statement on Schedule TO today, May 15, 2008, relating to this tender offer to certain employees holding eligible stock options of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.
/s/ Matthew Hale
Matthew Hale
Chief Financial Officer

Date: May 15, 2008